Exhibit (j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Money Market Trust (formerly Scudder Money Market Trust) on Form N-1A ("Registration Statement") of our report dated July 24, 2006 relating to the financial statements and financial highlights which appears in the May 31, 2006 Annual Report to Shareholders of DWS Money Market Series (formerly Scudder Money Market Series), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
placeCityBoston, StateMassachusetts
dateMonth9Day25Year2006September 25, 2006